Exhibit 99.1

News Release

ACCO BRANDS REPORTS FIRST QUARTER RESULTS

•
Reported net sales of $359 million, with gross margin expanding 120 basis points
•
On track to deliver over $20 million in cost savings from our multi-year cost savings program
•
Net operating cash flow improved $51 million, generated free cash flow of $26 million
•
Consolidated net leverage ratio of 3.5x at quarter-end
•
Loss per share of $(0.07); adjusted EPS of $0.03, in line with the Company's outlook

LAKE ZURICH, ILLINOIS, May 2, 2024 - ACCO Brands Corporation (NYSE: ACCO) today reported financial results for the first quarter ended March 31, 2024.

"Our first quarter results demonstrate our commitment to improving profitability and cash flow generation as we work to overcome persistent consumer and business spending weakness. We generated higher free cash flow year over year, which allowed us to end the quarter with a leverage ratio of 3.5 times, which was a significant improvement over the prior year. I am proud of our team's execution as we implemented our global restructuring and cost savings initiatives, which are already yielding benefits," stated ACCO Brands' President and Chief Executive Officer, Tom Tedford.

"We continue to invest in new product development, innovation, and other growth initiatives, while generating strong free cash flow and reducing our debt levels. Looking ahead, we remain focused on streamlining our operations and refining our strategy to enhance business performance and create long-term shareholder value. " concluded Mr. Tedford.

First Quarter Results

Net sales were $358.9 million a 10.9 percent decline from $402.6 million in 2023. Favorable foreign exchange increased sales by $1.7 million, or 0.4 percent. Comparable sales decreased 11.3 percent.

Both reported and comparable sales declines reflect softer global consumer and business demand for our office products and computer accessories, and from the exit of lower margin business.

Operating income was $5.9 million compared to $10.1 million in 2023. We incurred higher restructuring charges of $3.3 million in 2023 associated with our cost reduction and footprint rationalization programs primarily in Europe. Adjusted operating income was $16.2 million down from $24.3 million in 2023. Both reported and adjusted operating income declines reflect lower sales volumes, which more than offset moderating input costs and the cumulative effect of cost reduction initiatives and price increases.

Net loss was $6.3 million, or $(0.07) per share, compared with a net loss of $3.7 million, or $(0.04) per share, in 2023. Adjusted net income was $2.7 million compared with $8.5 million in 2023, and adjusted earnings per share were $0.03 per share compared with $0.09 per share in 2023.

Capital Allocation and Dividend

For the quarter, the Company significantly improved its operating cash flow to $28.2 million versus an outflow of $23.2 million in the prior year, driven primarily by working capital. Free cash flow was $25.9 million versus an outflow of $25.2 million in 2023. The Company's consolidated leverage ratio as of March 31, 2024, was 3.5x, versus 4.3x at the end of Q1 of the prior year.

On April 26, 2024, ACCO Brands announced that its board of directors declared a regular quarterly cash dividend of $0.075 per share. The dividend will be paid on June 12, 2024, to stockholders of record at the close of business on May 17, 2024.

Business Segment Results

ACCO Brands Americas – First quarter segment net sales of $197.2 million decreased 14.3 percent from $230.0 million in the prior year, and comparable sales declined 15.3 percent. Both reported and comparable sales decreases reflect softer consumer and business demand, particularly for our office products and computer accessories, and from the exit of lower margin business. In Brazil, end of season for back-to-school sales were weaker than the prior year.

First quarter operating income was $6.1 million versus $12.3 million a year earlier. Adjusted operating income was $12.3 million, down from $18.7 million in the prior year. Both reported and adjusted operating income declines reflect lower volume and negative fixed cost leverage, partly offset by moderating input costs, cost reduction initiatives and lower SG&A expense.

ACCO Brands International – First quarter segment net sales of $161.7 million decreased 6.3 percent from $172.6 million in the prior year. Favorable foreign exchange increased sales by 0.4 percent. Comparable sales were $162.4 million, down 5.9 percent versus the prior year. Both reported and comparable sales decreases reflect reduced consumer and business demand for our office and computer accessories categories, partially mitigated by the benefit of price increases.

First quarter operating income was $12.8 million, an increase from $9.7 million in the prior year, primarily due to lower restructuring expense. Adjusted operating income of $16.9 million decreased from $17.5 million in the prior year. The decline in adjusted operating income was due to the lower sales volume, which more than offset moderating input costs and the cumulative benefit of pricing and cost actions.

Updated Full Year 2024 and Second Quarter Outlook

"With a demand environment for our categories that is slower to recover than anticipated, we have prudently tempered our full year 2024 outlook. We previously announced a multi-year, $60 million cost reduction program, with $20 million expected to be realized in 2024, with further cost savings initiatives under consideration. I am confident that we are taking the appropriate actions to maintain our gross margins, reset our cost structure and generate strong cash flows, while investing in product development and other important growth initiatives," Tedford added.

For the full year, the Company expects reported sales to be down in the range of 5.0% to 7.0%. This reflects the lower reported sales for the first quarter and a more tempered demand view for the balance of the year. Full year adjusted EPS is expected to be within a range of $1.02 to $1.07. The Company is maintaining its 2024 free cash flow outlook of at least $120 million and a year-end consolidated leverage ratio of approximately 3.0x to 3.2x.

In the second quarter, the Company expects reported sales to be down in the range of 7.0% to 9.0% and adjusted EPS within a range of $0.30 to $0.33.

Webcast

At 8:30 a.m. ET on May 3, 2024, ACCO Brands Corporation will host a conference call to discuss the Company's first quarter and full year 2024 results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay following the event.

About ACCO Brands Corporation

ACCO Brands, the Home of Great Brands Built by Great People, designs, manufactures and markets consumer and end-user products that help people work, learn, and play. Our widely recognized brands include AT-A-GLANCE®, Five Star®, Kensington®, Leitz®, Mead®, PowerA®, Swingline®, Tilibra® and many others. More information about ACCO Brands Corporation (NYSE: ACCO) can be found at www.accobrands.com.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this earnings release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most directly comparable GAAP financial measure in the "About Non-GAAP Financial Measures" section of this earnings release.

Forward-Looking Statements

Statements contained herein, other than statements of historical fact, particularly those anticipating future financial performance, business prospects, growth, strategies, business operations and similar matters, results of operations, liquidity and financial condition, and those relating to cost reductions and anticipated pre-tax savings and restructuring costs are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to us at the time such statements are made. These statements, which are generally identifiable by the use of the words "will," "believe," "expect," "intend," "anticipate," "estimate," "forecast," "project," "plan," and similar expressions, are subject to certain risks and uncertainties, are made as of the date hereof, and we undertake no duty or obligation to update them. Forward-looking statements are subject to the occurrence of events outside the Company's control and actual results and the timing of events may differ materially from those suggested or implied by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. Investors and others are cautioned not to place undue reliance on forward-looking statements when deciding whether to buy, sell or hold the Company’s securities.

Our outlook is based on certain assumptions which we believe to be reasonable under the circumstances. These include, without limitation, assumptions regarding the impact of inflation and global geopolitical and economic uncertainties and fluctuations in foreign currency exchange rates; and the other factors described below.

Among the factors that could cause our actual results to differ materially from our forward-looking statements are: a relatively limited number of large customers account for a significant percentage of our sales; sales of our products are affected by general economic and business conditions globally and in the countries in which we operate; risks associated with foreign currency exchange rate fluctuations; challenges related to the highly competitive business environment in which we operate; our ability to develop and market innovative products that meet consumer demands and to expand into new and adjacent product categories that are experiencing higher growth rates; the long-term impacts of the COVID-19 pandemic; our ability to successfully expand our business in emerging markets and the exposure to greater financial, operational, regulatory, compliance and other risks in such markets; the continued decline in the use of certain of our products; risks associated with seasonality; the sufficiency of investment returns on pension assets, risks related to actuarial assumptions, changes in government regulations and changes in the unfunded liabilities of a multi-employer pension plan; any impairment of our intangible assets; our ability to secure, protect and maintain our intellectual property rights, and our ability to license rights from major gaming console makers and video game publishers to support our gaming accessories business; our ability to successfully execute our multi-year restructuring and cost savings program and realize the anticipated benefits; continued disruptions in the global supply chain; risks associated with inflation and other changes in the cost or availability of raw materials, transportation, labor, and other necessary supplies and services and the cost of finished goods; risks associated with outsourcing production of certain of our products, information technology systems and other administrative functions; the failure, inadequacy or interruption of our information technology systems or its supporting infrastructure; risks associated with a cybersecurity incident or information security breach, including that related to a disclosure of personally identifiable information; our ability to grow profitably through acquisitions, and successfully integrate them; risks associated with our indebtedness, including limitations imposed by restrictive covenants, our debt service obligations, and our ability to comply with financial ratios and tests; a change in or discontinuance of our stock repurchase program or the payment of dividends; product liability claims, recalls or regulatory actions; the impact of litigation or other legal proceedings; the impact of additional tax liabilities stemming from our global operations and changes in tax laws, regulations and tax rates; our failure to comply with applicable laws, rules and regulations and self-regulatory requirements, the costs of compliance and the impact of changes in such laws; our ability to attract and retain qualified personnel; the volatility of our stock price; risks associated with circumstances outside our control, including those caused by public health crises, such as the occurrence of contagious diseases, severe weather events, war, terrorism and other geopolitical incidents; and other risks and uncertainties described in "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023, and in other reports we file with the Securities and Exchange Commission.

For further information:

Christopher McGinnis	Kori Reed
Investor Relations	Media Relations
(847) 796-4320	(224) 501-0406

ACCO Brands Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2024	December 31, 2023
(in millions)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$124.6	$66.4
Accounts receivable, net	274.8	430.7
Inventories	348.8	327.5
Other current assets	49.6	30.8
Total current assets	797.8	855.4
Total property, plant and equipment	584.7	599.6
Less: accumulated depreciation	(422.1)	(429.5)
Property, plant and equipment, net	162.6	170.1
Right of use asset, leases	92.2	91.0
Deferred income taxes	99.0	104.7
Goodwill	577.1	590.0
Identifiable intangibles, net	797.9	815.7
Other non-current assets	17.0	17.9
Total assets	$2,543.6	$2,644.8
Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$—	$0.2
Current portion of long-term debt	57.3	36.5
Accounts payable	170.1	183.7
Accrued compensation	33.3	53.3
Accrued customer program liabilities	73.4	104.0
Lease liabilities	20.6	20.5
Other current liabilities	118.6	143.8
Total current liabilities	473.3	542.0
Long-term debt, net	897.5	882.2
Long-term lease liabilities	77.8	76.8
Deferred income taxes	119.9	125.6
Pension and post-retirement benefit obligations	148.2	157.6
Other non-current liabilities	68.4	73.6
Total liabilities	1,785.1	1,857.8
Stockholders' equity:
Common stock	1.0	1.0
Treasury stock	(47.0)	(45.1)
Paid-in capital	1,918.8	1,913.4
Accumulated other comprehensive loss	(544.6)	(526.3)
Accumulated deficit	(569.7)	(556.0)
Total stockholders' equity	758.5	787.0
Total liabilities and stockholders' equity	$2,543.6	$2,644.8

ACCO Brands Corporation and Subsidiaries

Consolidated Statements of Loss (Unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2024	2023	% Change
Net sales	$358.9	$402.6	(10.9)%
Cost of products sold	248.5	283.3	(12.3)%
Gross profit	110.4	119.3	(7.5)%
Operating costs and expenses:
Selling, general and administrative expenses	94.2	95.0	(0.8)%
Amortization of intangibles	10.6	10.9	(2.8)%
Restructuring	(0.3)	3.3	NM
Total operating costs and expenses	104.5	109.2	(4.3)%
Operating income	5.9	10.1	(41.6)%
Non-operating expense (income):
Interest expense	13.3	13.9	(4.3)%
Interest income	(1.9)	(2.4)	(20.8)%
Non-operating pension expense	0.4	0.1	NM
Other (income) expense, net	(0.6)	1.8	NM
Loss before income tax	(5.3)	(3.3)	60.6%
Income tax expense	1.0	0.4	NM
Net loss	$(6.3)	$(3.7)	70.3%

Per share:
Basic loss per share	$(0.07)	$(0.04)	75.0%
Diluted loss per share	$(0.07)	$(0.04)	75.0%

Weighted average number of shares outstanding:
Basic	95.7	94.9
Diluted	95.7	94.9

Cash dividends declared per common share	$0.075	$0.075

Statistics (as a % of Net sales, except Income tax rate)
	Three Months Ended March 31,
	2024	2023
Gross profit (Net sales, less Cost of products sold)	30.8%	29.6%
Selling, general and administrative expenses	26.2%	23.6%
Operating income	1.6%	2.5%
Loss before income tax	(1.5)%	(0.8)%
Net loss	(1.8)%	(0.9)%
Income tax rate	(18.9)%	(12.1)%

ACCO Brands Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2024	2023
Operating activities
Net loss	$(6.3)	$(3.7)
Loss on disposal of assets	—	1.1
Depreciation	7.4	9.0
Amortization of debt issuance costs	0.7	0.8
Amortization of intangibles	10.6	10.9
Stock-based compensation	5.1	5.6
Changes in operating assets and liabilities:
Accounts receivable	153.8	88.6
Inventories	(26.5)	(25.0)
Other assets	(18.6)	3.6
Accounts payable	(12.7)	(38.0)
Accrued expenses and other liabilities	(76.2)	(63.6)
Accrued income taxes	(9.1)	(12.5)
Net cash provided (used) by operating activities	28.2	(23.2)
Investing activities
Additions to property, plant and equipment	(2.3)	(2.0)
Net cash used by investing activities	(2.3)	(2.0)
Financing activities
Proceeds from long-term borrowings	61.4	101.1
Repayments of long-term debt	(18.9)	(10.0)
Repayments of notes payable, net	(0.2)	(1.2)
Dividends paid	(7.2)	—
Payments related to tax withholding for stock-based compensation	(1.9)	(1.7)
Net cash provided by financing activities	33.2	88.2
Effect of foreign exchange rate changes on cash and cash equivalents	(0.9)	1.9
Net increase in cash and cash equivalents	58.2	64.9
Cash and cash equivalents
Beginning of the period	$66.4	$62.2
End of the period	$124.6	$127.1

About Non-GAAP Financial Measures

We explain below how we calculate each of our non-GAAP financial measures. This is followed by a reconciliation of our current period and historical non-GAAP financial measures to the most directly comparable GAAP financial measures.

We use our non-GAAP financial measures both to explain our results to stockholders and the investment community and in the internal evaluation and management of our business. We believe our non-GAAP financial measures provide management and investors with a more complete understanding of our underlying operational results and trends, facilitate meaningful period-to-period comparisons and enhance an overall understanding of our past and future financial performance.

Our non-GAAP financial measures exclude certain items that may have a material impact upon our reported financial results such as restructuring charges, the impact of foreign currency exchange rate fluctuations, unusual tax items, goodwill impairment charges, and other non-recurring items that we consider to be outside of our core operations. On an interim basis, we also calculate adjusted income tax expense using our estimated annual income tax rate. These measures should not be considered in isolation or as a substitute for, or superior to, the directly comparable GAAP financial measures and should be read in connection with the Company’s financial statements presented in accordance with GAAP.

Our non-GAAP financial measures include the following:

Comparable Sales: Represents net sales excluding the impact of material acquisitions, if any, with current-period foreign operation sales translated at prior-year currency rates. We believe comparable sales are useful to investors and management because they reflect underlying sales and sales trends without the effect of material acquisitions and fluctuations in foreign exchange rates and facilitate meaningful period-to-period comparisons. We sometimes refer to comparable sales as comparable net sales.

Adjusted Operating Income (Loss)/Adjusted Income (Loss) Before Taxes/Adjusted Net Income (Loss)/Adjusted Net Income (Loss) Per Diluted Share: Represents operating income (loss), income (loss) before taxes, net income (loss), and net income (loss) per diluted share excluding restructuring and goodwill impairment charges, the amortization of intangibles, non-recurring items, other income/expense, adjustments to reflect the estimated annual tax rate and discrete income tax adjustments, including income tax related to the foregoing. We believe these adjusted non-GAAP financial measures are useful to investors and management because they reflect our underlying operating performance before items that we consider to be outside our core operations and facilitate meaningful period-to-period comparisons. Senior management’s incentive compensation is derived, in part, using adjusted operating income and adjusted net income per diluted share, which is derived from adjusted net income. We sometimes refer to adjusted net income per diluted share as adjusted earnings per share or adjusted EPS.

Adjusted Income Tax Expense: Represents income tax expense calculated using the estimated annual income tax rate and excludes the tax effect of the items that have been excluded from adjusted income before taxes, unusual income tax items such as the impact of tax audits and changes in laws, significant reserves for cash repatriation, excess tax benefits/losses, and other discrete tax items. We believe our adjusted income tax expense is useful to investors because it reflects our income tax calculated using the estimated annual tax rate before discrete items that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons.

Adjusted EBITDA: Represents net income excluding the effects of depreciation, stock-based compensation expense, amortization of intangibles, interest expense, net, other (income) expense, net, and income tax expense, restructuring and goodwill impairment charges, and other non-recurring items. We believe adjusted EBITDA is useful to investors because it reflects our underlying cash profitability and adjusts for certain non-cash charges and other items that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons. In addition, this calculation of adjusted EBITDA is used in our loan agreement to calculate our leverage ratio covenant.

Free Cash Flow: Free cash flow represents cash flow from operating activities less cash used for additions to property, plant and equipment. We believe free cash flow is useful to investors because it measures our available cash flow for paying dividends, funding strategic material acquisitions, reducing debt, and repurchasing shares.

Consolidated Leverage Ratio: Represents balance sheet debt plus debt origination costs and less any cash and cash equivalents divided by adjusted EBITDA. We believe that consolidated leverage ratio is useful to investors since the company has the ability to, and may decide to use, a portion of its cash and cash equivalents to retire debt.

We also provide forward-looking non-GAAP comparable sales, adjusted earnings per share, free cash flow, adjusted EBITDA and historical and forward-looking consolidated leverage ratio. We do not provide a reconciliation of these forward-looking and historical non-GAAP measures to GAAP because the GAAP financial measure is not currently available and management cannot reliably predict all the necessary components of such non-GAAP measures without unreasonable effort or expense due to the inherent difficulty of forecasting and quantifying certain amounts that are necessary for such a reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, the variability of our tax rate and the impact of foreign currency fluctuation and material acquisitions, and other charges reflected in our historical results. The probable significance of each of these items is high and, based on historical experience, could be material.

ACCO Brands Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Non-GAAP Information (Unaudited)

(In millions, except per share data)

The following tables set forth a reconciliation of certain Consolidated Statements of Loss information reported in accordance with GAAP to Adjusted Non-GAAP Information for the three months ended March 31, 2024 and 2023.

		Three Months Ended March 31, 2024
		Operating Income	% of Sales	(Loss) Income before Tax	% of Sales	Income Tax Expense (B)	Tax Rate	Net (Loss) Income	% of Sales

Reported GAAP		$5.9	1.6%	$(5.3)	(1.5)%	$1.0	(18.9)%	$(6.3)	(1.8)%
Reported GAAP diluted loss per share (EPS)								$(0.07)
Restructuring		(0.3)		(0.3)		(0.1)		(0.2)
Amortization of intangibles		10.6		10.6		2.9		7.7
Net operating tax gains	(A)	—		(1.2)		(0.4)		(0.8)
Discrete tax items and adjustments to annual tax rate	(B)	—		—		(2.3)		2.3
Adjusted Non-GAAP		$16.2	4.5%	$3.8	1.1%	$1.1	29.0%	$2.7	0.8%
Adjusted net income per diluted share (Adjusted EPS)								$0.03

		Three Months Ended March 31, 2023
		Operating Income	% of Sales	Income (Loss) before Tax	% of Sales	Income Tax Expense (B)	Tax Rate	Net (Loss) Income	% of Sales

Reported GAAP		$10.1	2.5%	$(3.3)	(0.8)%	$0.4	(12.1)%	$(3.7)	(0.9)%
Reported GAAP diluted loss per share (EPS)								$(0.04)
Restructuring		3.3		3.3		0.9		2.4
Amortization of intangibles		10.9		10.9		2.9		8.0
Other asset write-off	(C)	—		1.1		0.3		0.8
Discrete tax items and adjustments to annual tax rate	(B)	—		—		(1.0)		1.0
Adjusted Non-GAAP		$24.3	6.0%	$12.0	3.0%	$3.5	29.4%	$8.5	2.1%
Adjusted net income per diluted share (Adjusted EPS)								$0.09

Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net Loss to Adjusted EBITDA (Unaudited)

A.
Represents certain indirect tax credits in Brazil and losses related to the additional recorded reserves for certain operating taxes.
B.
The income tax impact of the non-GAAP adjustments and other discrete tax items. The Company adjusts its tax rate to 29.0% which represents its full year non-GAAP estimated annual tax rate as of March 31, 2024. The Company's full year non-GAAP estimated annual effective tax rate remains subject to variation from the mix of earnings across the Company's operating jurisdictions.
C.
Represents the write off of assets related to a capital project.

ACCO Brands Corporation and Subsidiaries

Reconciliation of Net Loss to Adjusted EBITDA (Unaudited)

(In millions)

The following table sets forth a reconciliation of net loss reported in accordance with GAAP to Adjusted EBITDA.

	Three months ended March 31,
	2024	2023	% Change
Net loss	$(6.3)	$(3.7)	70.3%
Stock-based compensation	5.1	5.6	(8.9)%
Depreciation	7.4	9.0	(17.8)%
Amortization of intangibles	10.6	10.9	(2.8)%
Restructuring credits	(0.3)	3.3	(109.1)%
Interest expense, net	11.4	11.5	(0.9)%
Other (income) expense, net	(0.6)	1.8	(133.3)%
Income tax expense	1.0	0.4	NM
Adjusted EBITDA (non-GAAP)	$28.3	$38.8	(27.1)%
Adjusted EBITDA as a % of Net Sales	7.9%	9.6%

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

(In millions)

The following table sets forth a reconciliation of net cash provided by operating activities reported in accordance with GAAP to Free Cash Flow.

	For the three months ended March 31, 2024	For the three months ended March 31, 2023
Net cash provided by operating activities	$28.2	$(23.2)
Net (used) provided by:
Additions to property, plant and equipment	(2.3)	(2.0)
Free Cash Flow (non-GAAP)	$25.9	$(25.2)

ACCO Brands Corporation and Subsidiaries

Supplemental Business Segment Information and Reconciliation (Unaudited)

(In millions)

	2024					2023					Changes
					Adjusted					Adjusted
		Reported		Adjusted	Operating		Reported		Adjusted	Operating			Adjusted	Adjusted
		Operating		Operating	Income		Operating		Operating	Income			Operating	Operating	Adjusted
	Reported	Income	Adjusted	Income	(Loss)	Reported	Income	Adjusted	Income	(Loss)	Net Sales	Net Sales	Income	Income	Margin
	Net Sales	(Loss)	Items	(Loss)	Margin	Net Sales	(Loss)	Items	(Loss)	Margin	$	%	(Loss) $	(Loss) %	Points
Q1:
ACCO Brands Americas	$197.2	$6.1	$6.2	$12.3	6.2%	$230.0	$12.3	$6.4	$18.7	8.1%	$(32.8)	(14.3)%	$(6.4)	(34.2)%	(190)
ACCO Brands International	161.7	12.8	4.1	16.9	10.5%	172.6	9.7	7.8	17.5	10.1%	(10.9)	(6.3)%	(0.6)	(3.4)%	40
Corporate	—	(13.0)	—	(13.0)		—	(11.9)	—	(11.9)		—		(1.1)
Total	$358.9	$5.9	$10.3	$16.2	4.5%	$402.6	$10.1	$14.2	$24.3	6.0%	$(43.7)	(10.9)%	$(8.1)	(33.3)%	(150)

See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net Loss to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.

ACCO Brands Corporation and Subsidiaries

Supplemental Net Sales Change Analysis (Unaudited)

	% Change - Net Sales			$ Change - Net Sales (in millions)
	GAAP	Non-GAAP		GAAP	Non-GAAP

	Net Sales Change	Currency Translation	Comparable Sales Change (A)	Net Sales Change	Currency Translation	Comparable Sales Change (A)	Comparable Sales
Q1 2024:
ACCO Brands Americas	(14.3)%	1.0%	(15.3)%	$(32.8)	$2.4	$(35.2)	$194.8
ACCO Brands International	(6.3)%	(0.4)%	(5.9)%	(10.9)	(0.7)	(10.2)	162.4
Total	(10.9)%	0.4%	(11.3)%	$(43.7)	$1.7	$(45.4)	$357.2

(A) Comparable sales represents net sales excluding material acquisitions, if any, and with current-period foreign operation sales translated at the prior-year currency rates.